Exhibit 10.1

COMCAST CORPORATION

2010 SPOTLIGHT LONG TERM INCENTIVE PLAN

(AMENDED AND RESTATED, EFFECTIVE JANUARY 1, 2010)

1. ADOPTION AND PURPOSE. Comcast Corporation, a Pennsylvania corporation, hereby amends and restates the Comcast Corporation Cable Division Advertising/Sales Group Long Term Incentive Plan and renames the Plan the Comcast Corporation 2010 Spotlight Long Term Incentive Plan (the “Plan”). Except as otherwise provided in the Plan, the amendment, restatement and renaming of the Plan shall be effective as of January 1, 2010. The Plan was originally effective as of January 1, 2003 and was most recently amended and restated effective January 1, 2007. The purpose of the Plan is to promote the ability of the Company to retain and recruit advertising/sales executives and to enhance the growth and profitability of the Company by providing to such executives long-term cash bonus awards for continued employment and the attainment of performance objectives pursuant to the Plan.

2. DEFINITIONS. Capitalized terms used herein will have the meanings defined in this Paragraph 2.

a. “Accrued Bonuses” means, with respect to a specified Participant and a specified Award Cycle, the sum of all bonuses accrued by that Participant with respect to all Plan Years within that Award Cycle, plus interest credited on such amounts in accordance with Paragraph 4(d).

b. “Achievement Percentage” means, the actual Operating Cash Flow amount for the Combined Ad Sales Division for any Plan Year divided by the Annual OCF Budget established by the Company for the Combined Ad Sales Division for the respective Plan Year.

c. “Ad Sales Expenses” means, with respect to any Plan Year, the expenses of the Combined Ad Sales Division for that year, as reflected in the Company’s operating results.

d. “Ad Sales Revenues” means, with respect to any Plan Year, the revenues of the Combined Ad Sales Division for that year, as reflected in the Company’s operating results.

e. “Affiliate” means, with respect to any Person, any other person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control,” including its correlative terms “controlled by” and “under common control with,” mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

f. “Annual OCF Budget” means the operating cash flow budget target established annually by the Company for the Combined Ad Sales Division.

g. “Award Cycle” means a period of one or more Plan Years as determined by the Committee. An Award Cycle (the “Third Award Cycle”) shall begin as of January 1, 2010 and extend through December 31, 2011. Additional Award Cycles may be established until this Plan is terminated and shall have a duration as determined by the Committee.

h. “Board” means the Board of Directors of the Company.

i. “Cause” means (1) fraud; (2) misappropriation; (3) embezzlement; (4) gross negligence in the performance of duties; (5) self-dealing; (6) dishonesty; (7) misrepresentation; (8) conviction of a felony; (9) material violation of any Company policy; (10) material violation of the Company’s Code of Ethics and Business Conduct or, (11) in the case of an employee of a Company who is a party to an employment agreement with a Company, material breach of such agreement; provided that as to items (9), (10) and (11), if capable of being cured, such event or condition remains uncured following 30 days written notice thereof.

j. “Change of Control” means any transaction or series of transactions as a result of which any Person who was a Third Party immediately before such transaction or series of transactions owns then-outstanding securities of the Company such that such Person has the ability to direct the management of the Company, as determined by the Board in its discretion. The Board may also determine that a Change of Control shall occur upon the completion of one or more proposed transactions. The Board’s determination shall be final and binding.

k. “Combined Ad Sales Division” means all the advertising sales divisions or activities reporting to the President—Advertising Sales of the Cable Division, including the activities of the Southern, NorthCentral, East and West advertising sales divisions, Strata Marketing, Inc, Hits Sales Rep Operations, Vehix and Ad Sales Division headquarters operating expenses.

l. “Committee” means the Compensation Committee of the Board or other committee of the Board assigned by the Board to administer this Plan.

m. “Company” means Comcast Corporation, including any successor thereto by merger, consolidation, acquisition of all or substantially all the assets thereof, or otherwise.

n. “Disability” means a condition entitling a Participant to benefits under the Company-sponsored long-term disability plan or program applicable to that Participant.

o. “Operating Cash Flow” means Ad Sales Revenues less Ad Sales Expenses. For purposes of this calculation, Ad Sales actual and budgeted expenses for any Plan Year shall be reduced by costs associated with LTIP Accrued Bonuses and other costs associated with this Plan and included in Ad Sales Expenses. For each Plan Year, the Achievement Percentage will be determined by the Committee

p. “Participant” means a key employee of the Combined Ad Sales Division of the Cable Division of the Company selected by the Committee to participate in this Plan.

q. “Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization.

r. “Plan” means this Comcast Corporation 2010 Spotlight Long Term Incentive Plan (formerly known as the 2003 Cable Division Advertising/Sales Group Long Term Incentive Plan), as set forth herein and as amended from time to time.

s. “Plan Year” means the calendar year.

t. “Retirement” means, with respect to a specified Participant, voluntary resignation with the consent of the Company after attaining age 55 and completing a 10 year period of continuous, active employment with the Company and/or any Affiliate.

u. “Third Party” means any Person, together with such Person’s Affiliates, provided that the term “Third Party” shall not include the Company or an Affiliate of the Company.

v. “Special Payment Event” means, with respect to a specified Participant, termination of employment due to death, Disability or Retirement.

w. “Target Bonus” means the target bonus, as determined by the Committee. Unless otherwise determined by the Committee, the term “Target Bonus” means:

(1) with respect to Class A Participants, $750,000;

(2) with respect to Class B Participants, $425,000;

(3) with respect to Class C Participants, $200,000, $125,000, $100,000, $75,000, $50,000, $40,000, $25,000, $15,000, or such other amount as shall be determined by the Committee for each Plan Year, as specified by the Committee in accordance with Paragraph 4(b).

3. ADMINISTRATION OF THE PLAN.

a. In General. The Plan shall be administered by the Committee. The Committee shall have the power, from time to time, to:

(1) select Participants;

(2) designate (or re-designate) the classification (and, if applicable within that classification, the Target Bonus) of each Participant, and add or eliminate classifications;

(3) measure the achievement of the Annual OCF Budget for each Plan Year and make adjustments to the measurement of the achievement of the Annual OCF Budget in accordance with Paragraph 4;

(4) determine the extent to which bonuses will be paid upon the achievement of the Annual OCF Budget or of performance levels below and above budget, in accordance with the performance objectives referenced in Paragraph 4(c) and Exhibit B;

(5) determine the actual amount of bonuses to be accrued hereunder by each Participant for each Plan Year;

(6) calculate the interest to be credited on Accrued Bonuses;

(7) supply omissions, reconcile inconsistencies and otherwise interpret this document;

(8) prescribe, amend and rescind rules and regulations for the administration of this Plan;

(9) determine whether all of the conditions to any payment under the Plan have been satisfied; and

(10) make all other determinations necessary or desirable for the operation of the Plan.

The determination of the Committee in all matters shall be conclusive.

b. Delegation of Authority.

(i) Named Executive Officers and Section 16(b) Officers. All authority with respect to the grant, amendment, interpretation and administration of awards with respect to any Participant who is either (x) a Named Executive Officer (i.e., an officer who is required to be listed in the Company’s Proxy Statement Compensation Table) or (y) is subject to the short-swing profit recapture rules of section 16(b) of the 1934 Act, is reserved to the Committee.

(ii) Senior Officers and Highly Compensated Employees. The Committee may delegate to a committee consisting of the Chairman of the Committee and one or more officers of the Company designated by the Committee, discretion under the Plan to grant, amend, interpret and administer awards with respect to any Participant who (x) holds a position with Comcast Corporation of Senior Vice President or a position of higher rank than Senior Vice President or (y) has a base salary of $500,000 or more.

(iii) Other Employees. The Committee may delegate to an officer of the Company, or a committee of two or more officers of the Company, discretion under the Plan to grant, amend, interpret and administer awards with respect to any Participant other than a Participant described in Paragraph 3(b)(i) or Paragraph 3(b)(ii).

(iv) Termination of Delegation of Authority. Delegation of authority as provided under this Paragraph 3(b) shall continue in effect until the earliest of:

(x) such time as the Committee shall, in its discretion, revoke such delegation of authority;

(y) in the case of delegation under Paragraph 3(b)(ii), the delegate shall cease to serve as Chairman of the Committee or serve as an employee of the Company for any reason, as the case may be and in the case of delegation under Paragraph 3(b)(iii), the delegate shall cease to serve as an employee of the Company for any reason; or

(z) the delegate shall notify the Committee that he declines to continue exercise such authority.

4. BONUS ACCRUAL AND INTEREST CREDITING.

a. Performance Target.

(1) Generally. Bonuses will accrue under this Plan based on the success of the Combined Ad Sales Division in achieving the Annual OCF Budget.

(2) Adjustment of Performance Target. From time to time, the Committee may make adjustments to the measurement of the Achievement Percentage (or any component thereof) so that required departures from the Company’s operating budget, changes in accounting principles, acquisitions, dispositions, mergers, consolidations and other similar transactions, and other factors influencing performance or its measurement do not affect the operation of this Plan in a manner inconsistent with its intended purpose. Except as otherwise provided by the Committee, for purposes of calculating the Achievement Percentage in the event there is a significant acquisition or disposition of any assets, business division or other business operations of the Ad Sales Division that is reasonably expected to have an effect on Operating Cash Flow (or any component thereof) as otherwise determined under the terms of the Plan, the Annual OCF Budget (or any component thereof) shall be adjusted to take into account the impact of such acquisition or disposition by increasing or decreasing such goal in the same proportion as Operating Cash Flow (or any component thereof) would have been affected for the applicable performance measurement period on a pro forma basis had such an acquisition or disposition been taken into account in developing the Annual OCF Budget (or any component thereof); provided further than such adjustment shall be based upon the historical equivalent of cash flow of the assets so acquired or disposed of, as shown by such records as are available to the Company, as further adjusted to reflect any aspects of the transaction that should be taken into account to ensure comparability between historical cash flow performance of the affected assets and the current performance measurement period.

b. Selection of Participants; Change in Participant Classification. Participants will be selected by the Committee from time to time. Except as otherwise provided by the Committee, at the time of selection, the Committee will designate each Participant as a Class A, Class B or Class C Participant. The Committee will further distinguish each Class C

Participant by specifying whether his or her Target Bonus will be $200,000, $125,000, $100,000, $75,000, $50,000, $40,000, $25,000, $15,000 or such other amount as shall be determined by the Committee for each Plan Year. A Participant may be selected after the start of any Award Cycle but will not accrue any amount under this Plan with respect to a Plan Year completed prior to his or her selection as a Participant. In addition, the Committee may change a Participant’s classification (and, with respect to Class C Participants, his or her Target Bonus) and add or eliminate classifications at any time with respect to Plan Years beginning after the date of such change.

c. Measurement of Performance; Accrual of Bonus. Following the end of each Plan Year, the Committee will determine the Achievement Percentage with respect to that Plan Year. Based on the Achievement Percentage determined by the Committee with respect to that Plan Year, each Participant will accrue a bonus equal to the amount specified in the bonus chart adopted by the Committee (the “Addendum”) for each Award Cycle. If the precise Achievement Percentage is not specified in the Addendum, the actual bonus amounts accrued will be determined by interpolating (on a straight-line basis) between the bonus amounts corresponding to the closest two Achievement Percentages that are specified. For the Plan Year commencing January 1, 2010 (which is the first Plan Year in the Award Cycle that commenced January 1, 2010), the Addendum is included in Exhibit A to the Plan. For the Plan Year commencing January 1, 2011 (which is the second Plan Year in the Award Cycle that commenced January 1, 2010), the Addendum is included in Exhibit B to the Plan.

d. Interest Crediting. Accrued Bonuses will be credited with interest at an annual rate equal to the rate generally applicable to deferrals by active employees under the Comcast Corporation 2005 Deferred Compensation Plan, as amended from time to time, or any successor non-qualified deferred compensation plan. For purposes of this calculation, the bonuses accrued with respect to any Plan Year will be deemed to have accrued 90 days following the end of that Plan Year (or, with respect to an accrual described in Paragraph 5(c) or Paragraph 6(a), on the effective date of the termination of the Plan or termination of employment giving rise to such accrual).

5. PAYMENT.

a. In General.

(1) Plan Bonuses Not Eligible for Deferred Compensation. Compensation payable under the Plan shall not be treated as “compensation” eligible to be deferred by any Participant under the Comcast Corporation Deferred Compensation Plan or any successor plan

(2) Payment Dates. Effective for each two-year Award Cycle commencing January 1, 2010 (and January 1st of each even-numbered Plan Year commencing on and after January 1, 2010), each Participant who is actively and continuously employed by the Company from the first day of the Award Cycle (January 1, 2010 for the Third Award Cycle) through the last day of the Award Cycle (December 31, 2011 for the Third Award Cycle) (and whose employment is not terminated for Cause on or before the payment date) will become entitled to payment of 100 percent of his or her Accrued Bonuses with respect to such Award

Cycle. On or before March 15 of the calendar year following the end of the Award Cycle (March 15, 2012 for the Third Award Cycle), the Company will make a lump sum cash payment to each such Participant equal to 100 percent of his or her Accrued Bonuses (as determined through the last day of the Award Cycle) for that Award Cycle (December 31, 2011 for the Third Award Cycle).

b. Effect of Termination of Employment.

(1) Generally. Except as otherwise provided below in this Paragraph 5(b) or in Paragraph 6, a Participant whose employment with the Company terminates prior to the last day of any Award Cycle will forfeit his or her Accrued Bonuses for that Award Cycle. Forfeited amounts will not be subject to reinstatement, even if the Participant is reemployed prior to the end of the Award Cycle.

(2) Death; Disability; Retirement. If a Participant experiences a Special Payment Event, he or she will accrue a bonus for the Plan Year in which that Special Payment Event occurs equal to the product of (A) his or her Target Bonus for the Plan Year in which the Special Payment Event occurs, multiplied by (B) a fraction, the numerator of which will be the number of days in the Plan Year transpired prior to the Special Payment Event, and the denominator of which will be 365. If a Participant experiences a Special Payment Event in the first Plan year of an Award Cycle, the pro-rated Accrued Bonus for the Plan Year in which the Special Payment Event occurs shall be paid in a cash lump sum on or before March 15th following the end of the Plan Year in which the Special Payment Event Occurs. If a Participant experiences a Special Payment Event in the second Plan Year of an Award Cycle, sum of (i) the Participant’s Accrued Bonus for the first Plan Year of the Award Cycle plus the pro-rated Accrued Bonus for the Plan Year in which the Special Payment Event occurs shall be paid in a cash lump sum on or before March 15th following the end of the Plan Year in which the Special Payment Event occurs. Such payment will constitute a full and complete satisfaction of that Participant’s rights under this Plan.

(3) Transfer to Affiliate. If a Participant’s employment by the Company ceases due to a transfer of employment to an Affiliate, he or she will accrue a bonus for the Plan Year in which the transfer occurs equal to the product of (A) the bonus accrued by that Participant with respect to the preceding Plan Year (or his or her Target Bonus for the Plan Year in which the transfer occurs, if that year is the Participant’s first year of participation in the Plan or the first Plan Year of an Award Cycle), multiplied by (B) a fraction, the numerator of which will be the number of days in the Plan Year transpired prior to the cessation of employment, and the denominator of which will be 365. Thereafter, the Participant will accrue no further bonuses under this Plan, but will be entitled to a distribution of his Accrued Bonuses in accordance with Paragraph 5(a). Pending that distribution, the Participant’s Accrued Bonuses will continue to be credited with interest in accordance with Paragraph 4(e), so long as that Participant remains employed by an Affiliate.

c. Termination of the Plan. Upon the effective date of action taken by the Board or the Committee to terminate this Plan, each Participant then actively employed by the Company will accrue a bonus with respect to the Plan Year of termination equal to the product of (A) the bonus accrued by the Participant with respect to the preceding Plan Year (or his or her Target Bonus for the Plan Year in which the termination occurs, if that year is the Participant’s first year of participation in the Plan or the first Plan Year of an Award Cycle), multiplied by (B) a fraction, the numerator of which will be the number of days in the Plan Year transpired prior to the effective date of the termination, and the denominator of which will be 365. In addition, each such Participant will receive payment of his or her Accrued Bonuses (determined immediately after the accrual described in the preceding sentence) in a cash lump sum within 30 days following the effective date of the termination. Such payment will constitute a full and complete satisfaction of that Participant’s rights under this Plan. For this purpose, a change in the method pursuant to which amounts payable under the Plan are determined shall not be treated as a termination of the Plan.

6. CHANGE IN CONTROL. If a Change in Control occurs and a Participant’s employment thereafter ceases during the same Award Cycle (other than due to death, Disability, Retirement or transfer to an Affiliate), then notwithstanding any contrary provision of this Plan, that Participant’s rights will be determined in accordance with this Paragraph 6. Payment under this Paragraph 6 will constitute a full and complete satisfaction of a Participant’s rights under this Plan.

a. Termination Without Cause and Within One Year. If the cessation of employment is due to a termination by the Company without Cause and occurs within one year following the Change in Control, the Participant will accrue a bonus for the Plan Year of termination equal to the product of (A) the bonus accrued by the Participant with respect to the preceding Plan Year (or his or her Target Bonus for the Plan Year in which the termination occurs, if that year is the Participant’s first year of participation in the Plan or the first Plan Year of an Award Cycle), multiplied by (B) a fraction, the numerator of which will be the number of days in the Plan Year transpired prior to the termination, and the denominator of which will be 365. In addition, the Participant will receive payment of his or her Accrued Bonuses (determined immediately following the accrual described in the preceding sentence) in a cash lump sum within 30 days following the termination.

b. Termination Without Cause After One Year; Resignation or Termination for Cause. If the cessation of employment is due to a termination by the Company without Cause more than one year following the Change in Control, or if the cessation of employment is due to termination by the Company for Cause or resignation by the Participant (whether before or after the first anniversary of the Change in Control), the Participant will not accrue any bonus for the Plan Year of the cessation. Instead, the Participant’s Accrued Bonuses for the Award Cycle in which the cessation occurs (i) will be fixed as of the date of the cessation of employment, (ii) will not be credited with any further interest, and (iii) will otherwise be paid at the same time and in the same manner as specified above in Paragraph 5(a).

c. Other Terminations. This Paragraph 6 is not intended to alter the treatment of a cessation of employment due to death, Disability, Retirement or transfer to an Affiliate, whether before or after a Change in Control. Those events will in any case be governed by Paragraphs 5(b)(2) and (3), respectively.

7. AMENDMENT. This Plan may be amended by the Board or the Committee at any time; provided, however, that no amendment will reduce any Participant’s Accrued Bonuses without his or her consent.

8. TERMINATION. This Plan may be terminated by the Board at any time. Upon the adoption of a resolution by the Board to terminate this Plan, bonuses will accrue and be paid as specified above in Paragraph 5(c).

9. BENEFICIARIES. Each Participant may designate one or more beneficiaries to receive distributions in the event of the Participant’s death by filing with the Company a beneficiary designation on the form prescribed by the Committee for such purpose. The designation of a beneficiary (or beneficiaries) may be changed by the Participant at any time prior to his or her death by the delivery to the Company of a new beneficiary designation form. If no beneficiary is designated by the Participant, or if no beneficiary survives the Participant, the Participant’s beneficiary will be his or her estate.

10. MISCELLANEOUS.

a. Special Rules for Negotiated Agreements. The application of any provision of this Plan to a specified Participant may be varied or waived by written agreement between the Company and that Participant, in which case the terms of that written agreement will supersede the terms of this document (but only with respect to the specified Participant).

b. No Pledge or Assignment. A Participant may not sell, transfer, pledge or assign any amount payable under this Plan (provided that the right to payment may pass by will or the laws of descent and distribution).

c. Unfunded Arrangement. This Plan is intended to be “unfunded.” With respect to any payment not yet made to a Participant under this Plan, nothing will give such Participant any rights greater than those of a general creditor of the Company.

d. No Right to Continued Employment. This Plan does not confer upon any Participant any right to continue in employment or limit in any way the right of the Company or any Affiliate to discharge any Participant at any time, for any reason.

e. Tax Withholding. All amounts payable under this Plan will be subject to tax withholding in accordance with the Company’s normal payroll practices, as in effect from time to time.

f. Paragraph Headings. The paragraph headings in this Plan are for convenience only and are not intended to affect the interpretation of this Plan.

g. Governing Law. The Plan and all determinations made and actions taken pursuant to the Plan shall be governed in accordance with Pennsylvania law, without regard to the application of the principles of conflicts of laws.

Executed this              day of                             , 2010

COMCAST CORPORATION

BY: /s/ David L. Cohen

ATTEST: /s/ Arthur R. Block